                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


CONTACTS

COMPANY                       COMPANY
Jennifer Tansey               Sandy McBride
webMethods, Inc.              Active Software, Inc.
(703) 460-2554                (408) 969-5614
jtansey@webmethods.com        sandy@activesoftware.com

INVESTORS                     MEDIA
Dave Spille                   Bryan Scanlon or Lauren Arnold
webMethods, Inc.              Schwartz Communications for webMethods
(703) 460-5972                (781) 684-0770
dspille@webmethods.com        webmethods@schwartz-pr.com



              WEBMETHODS AND ACTIVE SOFTWARE STOCKHOLDERS APPROVE
                   WEBMETHODS ACQUISITION OF ACTIVE SOFTWARE


FAIRFAX, VA AND SANTA CLARA, CALIF. -- AUGUST 15, 2000 - webMethods, Inc. (Nasdaq: WEBM), the leading provider of business-to-business integration
(B2Bi) solutions, and Active Software, Inc. (Nasdaq: ASWX), a leading provider of eBusiness infrastructure software products, today announced that their stockholders have voted to approve proposals relating to the acquisition of Active Software by webMethods.

At the webMethods annual meeting of stockholders, webMethods stockholders approved the proposal to issue approximately 13.9 million shares of webMethods common stock in connection with the merger of Active Software with and into a wholly owned subsidiary of webMethods. At the Active Software special meeting of stockholders, Active Software stockholders adopted the agreement and plan of merger that Active Software entered into with webMethods.

The parties intend to consummate the transaction as soon as practical subject to the terms and conditions of the Agreement and Plan of Merger among webMethods, its wholly owned subsidiary and Active Software. Pursuant to the merger agreement, each share of

Active Software common stock will be exchanged for 0.527 shares of webMethods common stock. webMethods will also assume Active Software's outstanding employee stock options.

"We are delighted that our respective stockholders recognize the inherent value of combining these two formidable entities into one company to create what we believe to be the new industry standard for B2Bi," said Phillip Merrick, president and CEO of webMethods. "By putting the strengths and assets of these two companies together, we believe we're creating an integration software powerhouse with the critical mass necessary to address B2Bi initiatives of any size and complexity."

"We are very excited to have found the perfect partnership to offer the marketplace a combined integration solution for both internal and external integration," said Jim Green, chairman and CEO of Active Software. "By joining forces with webMethods, we believe that we will become the only integration software vendor able to address the end-to-end integration requirements across the extended enterprise and with trading partners and digital marketplaces."

webMethods stockholders also approved the following proposals at the annual meeting of stockholders:

- to amend webMethods charter increasing the number of authorized shares of common stock,

- to amend the webMethods Stock Option Plan to increase the number of shares subject to issuance under the Plan and to make certain technical revisions to the Plan,

- to reelect Mr. Robert Cook, Mr. Robert Vasan and Mr. Chase Bailey as directors of webMethods, and

- to ratify PricewaterhouseCoopers LLP as the company's independent auditors.

ABOUT WEBMETHODS, INC.
webMethods, Inc. (Nasdaq: WEBM) is the leading provider of software solutions for business-to-business integration (B2Bi). Leveraging the open standards of the Internet, the award-winning webMethods B2B(TM) family of products provides the B2Bi infrastructure that enables Global 2000 companies and B2B marketplaces to connect customers, suppliers and partners to form real-time B2B trading networks. webMethods B2B allows companies to create new revenue opportunities, strengthen relationships with customers and substantially reduce supply chain inefficiencies.

Founded in 1996, webMethods is based in Fairfax, Va., with offices across the U.S., Europe and Asia. webMethods has more than 200 customers worldwide from Global 2000 leaders such as Dell, Eastman Chemical Company, Lucent Technologies and Grainger to major B2B marketplaces like ChemConnect, e-STEEL and Ventro. webMethods' strategic partners include Ariba, Commerce One, Deloitte Consulting, EDS, i2 Technologies, KPMG Consulting, Microsoft Corp., Oracle Corp., Sterling Commerce and SAP AG. More information about the company can be found at www.webMethods.com.

ABOUT ACTIVE SOFTWARE, INC.
Founded in 1995, Active Software, Inc., (Nasdaq: ASWX) is a leading provider of eBusiness infrastructure software products. Active Software's eBusiness platform, the ActiveWorks(TM) Integration System, automates end-to-end business processes within the enterprise. Active Software has approximately 225 customers in industries such as telecommunications, financial services, government, technology, utilities, distribution, manufacturing and transportation. Active Software is headquartered in Santa Clara, California.

                                     ###

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of management of webMethods and Active Software and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the transaction to close due to the failure to obtain regulatory or other approvals; the risk that the webMethods and Active Software businesses will not be integrated successfully and unanticipated costs of such integration; failure of the combined company to retain and hire key executives, technical personnel and other employees; failure of the combined company to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization; failure of the combined company to successfully manage its changing relationships with customers, suppliers and strategic customers; failure of the combined company's customers to accept the new product offerings.

For a detailed discussion of these and other cautionary statements, please refer to each company's respective filings with the Securities and Exchange Commission, including, where applicable, their most recent filings on Form 10-K and 10-Q, webMethods' Registration Statements on Form S-1 and S-4, as amended, and the joint proxy statement/prospectus filed by both companies as described above. webMethods' and Active Software's filings with the SEC are available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.